Exhibit 99.1

FOR IMMEDIATE RELEASE

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
Transfer of Listing

New York, October 21, 2009 – On October 20, 2009, Western Liberty Bancorp (NYSE AMEX: WLBC) (“WLBC”) received notice from the staff of the NYSE Amex (the “Exchange”) indicating that the Exchange believes that WLBC no longer complies with the Exchange’s continued listing standards due to the recent amendments to WLBC’s Amended and Restated Certificate of Incorporation approved at WLBC’s stockholder meeting on October 7, 2009 and an insufficient number of public shareholders of WLBC’s common stock, as set forth in Section 1003(c) of the Exchange’s Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange.

WLBC does not agree with the Exchange’s belief that it should be delisted and intends to appeal this determination and request a hearing before a committee of the Exchange. WLBC has seven days to file its appeal. There can be no assurance that WLBC’s appeal will be successful and WLBC will be permitted to continue to be listed on the exchange. The Exchange will continue listing WLBC’s securities until such time as a final determination is made regarding WLBC’s appeal.

In light of the Exchange’s inquiry into WLBC’s listing, WLBC has applied to have its common stock and warrants quoted for trading on the NASDAQ Stock Market.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Andrew Nelson
Chief Financial Officer
Western Liberty Bancorp
(212) 445-7800